UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(d) of

The Securities Exchange Act of 1934

June 14, 2013

Date of Report (Date of earliest event reported)

HORIZON TECHNOLOGY FINANCE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	814-00802	27-2114934
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

312 Farmington Avenue

Farmington, CT 06032

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (860) 676-8654

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders

On June 14, 2013, Horizon Technology Finance Corporation (the “Company”) held a special meeting of stockholders (the “Special Meeting”) for the purpose of voting on a proposal to authorize the Company, with the approval of the Board of Directors, to sell shares of its common stock during the next 12 month, at a price below its then current net asset value per share, in one or more offerings, subject to certain conditions as set forth in the proxy statement. The proposal is described in detail in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on May 2, 2013.

Because less than fifty percent (50%) of the shares of common stock outstanding and entitled to vote held by persons not affiliated with the Company were present, a proposal to adjourn the Special Meeting until June 28, 2013, at 10:00 a.m., to allow the Company to solicit additional proxies was submitted to those stockholders present in person or represented by proxy at the Special Meeting. The voting results are set forth below:

	For	Against	Abstain
	5,158,561	0	0
% of Shares Voted	100%	0%	0%

The proposal to adjourn the Special Meeting received the affirmative vote of the majority of the stockholders who were present in person or represented by proxy. The Special Meeting will be reconvened at the offices of Horizon Technology Finance Corporation, located at 312 Farmington Avenue, Farmington, Connecticut, on June 28, 2013, at 10:00 a.m, to allow the Company’s stockholders to consider the proposal to authorize the Company, with the approval of the Board of Directors, to sell shares of its common stock during the next 12 month, at a price below its then current net asset value per share, in one or more offerings, subject to certain conditions as set forth in the proxy statement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 14, 2013	HORIZON TECHNOLOGY FINANCE CORPORATION

	By:	/s/ Robert D. Pomeroy, Jr.
Robert D. Pomeroy, Jr.
Chief Executive Officer and Chairman of the Board